EXHIBIT 5.1

1717 Main Street, Suite 3700 Dallas, Texas 75201 214.659.4400 Phone 214.659.4401 Fax andrewskurth.com

April 29, 2005

Remington Oil and Gas Corporation
8201 Preston Road, Suite 600
Dallas, TX 75225-6211

RE:	Form S-8 Registration Statement relating to the registration of 2,000,000 shares of common stock, par value $0.01 per share, of Remington Oil and Gas Corporation pursuant to the Remington Oil and Gas Corporation 2004 Stock Incentive Plan

Ladies and Gentlemen:

     We have acted as counsel to Remington Oil and Gas Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company under the Remington Oil and Gas Corporation 2004 Stock Incentive Plan (the “Plan”) of up to 2,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share.

     We have examined originals or copies of (i) the Registration Statement, (ii) the Plan, (iii) the Restated Certificate of Incorporation of the Company, (iv) the Bylaws as Amended of the Company, (v) certain resolutions of the Board of Directors of the Company certified to us to be true and correct by the Company’s Secretary, and (vi) such other documents and records as we have deemed necessary and relevant for purposes hereof. We have relied upon certificates of public officials and officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have not independently verified any factual matter relating to this opinion.

     We have assumed and have not verified (i) the genuineness of all signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies. We have also assumed that the Plan and each agreement to be issued or entered into under or in connection with the Plan will be the legal, valid and binding obligation of each party thereto, enforceable against each such party in accordance with its terms.

Remington Oil and Gas Corporation
April 29, 2005

     Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that (i) the issuance of the Shares in accordance with the Registration Statement has been duly authorized by the Company and (ii) the Shares, when issued as required under the Plan, will be validly issued, fully paid and non-assessable.

     We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder. Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time as the Registration Statement is declared effective.

Very truly yours,

ANDREWS KURTH LLP